Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES A CHANGE IN MANAGEMENT AND FINANCIAL RESULTS

August 10, 2009	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced a change in management and its financial results for the three months ended June 30, 2009.

CHANGE IN MANAGEMENT

On August 4, 2009, Randall J. Larson notified Partners of his intention to resign as Chief Executive Officer of our general partner and as President, Chief Executive Officer and member of the board of directors of TransMontaigne Inc., and the other subsidiaries of Partners and TransMontaigne Inc., each to be effective August 5, 2009.  Our general partner is responsible for managing the operations and activities of Partners since the partnership does not have its own officers or employees.

On August 10, 2009, the board of directors of our general partner appointed Charles L. Dunlap to serve as Chief Executive Officer of our general partner, effective August 10, 2009.  Mr. Dunlap has also been appointed to serve as the President and Chief Executive Officer of TransMontaigne Inc., effective August 10, 2009.  As a result of this appointment, Mr. Dunlap ceased to qualify as an independent director of the board of directors of our general partner and therefore has tendered his resignation from the board of directors of our general partner, also effective August 10, 2009.  In his letter of resignation, Mr. Dunlap indicated that there were no disagreements between himself and Partners or the board of directors of our general partner regarding Partners’ operations, policies or practices.

Before his earlier appointment to serve on the board of directors of our general partner in July 2008, Mr. Dunlap served as Chief Executive Officer and President of Pasadena Refining System, Inc., a privately held joint venture between Petrobras and Astra Holding Inc., based in Houston, Texas from January 2005 to December 2008.  Prior to that time, Mr. Dunlap served in senior management and executive positions at various oil and gas companies.  Mr. Dunlap also serves as a member of the board of directors of Opti Canada, Inc., a public energy company based in Calgary, Canada, a position he has held since June 2006.  Mr. Dunlap is a graduate of Rockhurst University and holds a Juris Doctor degree from Saint Louis University Law School.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

FINANCIAL RESULTS

An overview of the financial performance for the three months ended June 30, 2009, as compared to the three months ended June 30, 2008, includes:

•                  Quarterly operating income increased to $9.7 million from $9.1 million due principally to the following:

•                  Quarterly revenue increased to $35.8 million from $35.1 million due to increases in revenue at the Gulf Coast, Midwest and Brownsville terminals of approximately $0.5 million, $0.1 million and $0.5 million, respectively, offset in part by a decrease in revenue at the Southeast terminals of approximately $0.3 million.

•                  Quarterly direct operating costs and expenses increased to $15.4 million from $15.3 million due to increases in direct operating costs and expenses at the Gulf Coast, Midwest, and Southeast terminals of $0.1 million, $0.2 million, and $0.2 million, respectively, offset by decreases in direct operating costs and expenses at the Brownsville and River terminals of $0.2 million and $0.2 million, respectively.

•                  A decrease in direct general and administrative expenses of approximately $0.6 million.

•                  An increase in depreciation and amortization expense of approximately $0.7 million.

•                  Quarterly net earnings increased to $7.9 million from $7.6 million.

•                  Net earnings per limited partner unit—basic increased to $0.59 per unit from $0.57 per unit.

•                  The distribution declared per limited partner unit increased to $0.59 per unit from $0.58 per unit.

Adjusted operating surplus generated during the three months ended June 30, 2009 was $13.0 million and distributions allocable to the period were $8.0 million.

On May 7, 2009, approximately 0.8 million subordinated units converted into an equal number of common units, leaving approximately 1.7 million subordinated units that remain outstanding.  During the year ending December 31, 2009, we expect the remaining subordinated units to convert into an equal number of common units.

On June 10, 2009, we combined our interest rate swap agreements into a single interest rate swap agreement with Wachovia Bank, N.A. with a notional amount of $150 million that expires June 2011.

The contraction in the global financial and credit markets has adversely affected the liquidity and the credit available to many enterprises, including those involved in the supply and marketing of refined petroleum products.  Moreover, the recent market conditions and volatility of prices for refined petroleum products have had an adverse effect on demand for refined petroleum products.  At this time, we do not know whether this decline in demand for refined petroleum products will continue in the future as it is driven in part by unpredictable market conditions and their effects.  A prolonged decline in demand for refined petroleum products may result in a decline in product throughput at our facilities and ultimately, a decline in our revenue, net earnings and cash flows.

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Certain throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Firm Commitments:
Terminaling services fees, net:
External customers	$9,699	$9,051	$19,048	$17,655
Affiliates	18,937	17,586	37,354	34,727
Total firm commitments	28,636	26,637	56,402	52,382
Variable:
Terminaling services fees, net:
External customers	1,373	1,152	2,580	2,275
Affiliates	(472)	(198)	(695)	(233)
Total	901	954	1,885	2,042
Pipeline transportation fees	945	869	2,186	2,007
Management fees and reimbursed costs	507	502	977	952
Other	4,860	6,130	8,801	11,533
Total variable	7,213	8,455	13,849	16,534
Total revenue	$35,849	$35,092	$70,251	$68,916

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the six months ended June 30, 2009 was as follows (in thousands):

At June 30, 2009
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$6,938
More than 1 year but less than 3 years remaining	9,212
More than 3 years but less than 5 years remaining	21,521
More than 5 years remaining	18,731
Total firm commitments for the six months ended June 30, 2009	$56,402

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders and capital expenditures.  Pending an improvement in the current conditions in the public debt and equity markets, our principal sources of funds to meet our liquidity needs currently will be limited to cash generated by operations and borrowings under our senior secured credit facility.  We believe that we will be able to generate sufficient cash from operations in the future to meet our liquidity needs to fund our working capital requirements and to fund our distributions to unitholders. We expect to fund our capital expenditures with additional borrowings under our senior secured credit facility.

•                  At June 30, 2009, our senior secured credit facility provides for a maximum borrowing line of credit equal to $200 million.  The senior secured credit facility expires on December 22, 2011.  At June 30, 2009, our outstanding borrowings were approximately $165 million, resulting in available capacity of approximately $35 million.

•                  Management and the board of directors of our general partner previously approved capital projects with estimated completion dates that extend through December 31, 2009.  At June 30, 2009, the remaining capital expenditures to complete the approved capital projects are estimated to range from $20 million to $30 million.  We expect to fund our capital expenditures with additional borrowings under our senior secured credit facility.

•                  Pursuant to existing terminaling services agreements with Morgan Stanley Capital Group Inc. (“MSCG”), we expect to receive payments through March 31, 2010 from MSCG in the range of $5 million to $15 million, which are due and payable upon completion of certain of the capital projects referred to above.

•                  Upon our payment of the remaining capital expenditures to complete the approved capital projects and our receipt of payments from MSCG upon completion of certain of the capital projects, we currently expect to have no less than $20 million in available capacity under our senior secured credit facility.

•                  At our request, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders, the maximum borrowings under the senior secured credit facility can be increased by up to an additional $100 million.  The terms of the senior secured credit facility also permit us to borrow up to approximately $25 million from other lenders, including our general partner and its affiliates.

•                  At June 30, 2009, we are party to an interest rate swap agreement with Wachovia Bank, N.A. with an aggregate notional amount of $150 million that expires June 2011.  Pursuant to the terms of the interest rate swap agreement, we pay a fixed rate of approximately 2.2% and receive an interest payment based on the one-month LIBOR.  At June 30, 2009, outstanding borrowings under our senior secured credit facility bore interest at LIBOR plus 1.5%.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our adjusted operating surplus.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Monday, August 10, 2009 at 11:30 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(888) 400-7916

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 3:00 p.m. (ET) on Monday, August 10, 2009 until 11:59 p.m. (ET) on Monday, August 17, 2009 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  109664

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009, which was filed on August 10, 2009 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	June 30, 2009	June 30, 2008
Income Statement Data
Revenue	$35,849	$35,092
Direct operating costs and expenses	(15,430)	(15,320)
Direct general and administrative expenses	(705)	(1,317)
Operating income	9,721	9,096
Net earnings	7,909	7,625
Net earnings allocable to limited partners	7,293	7,053
Net earnings per limited partner unit—basic	$0.59	$0.57

	June 30, 2009	December 31, 2008
Balance Sheet Data
Property, plant and equipment, net	$459,665	$447,753
Goodwill	24,678	24,667
Total assets	519,478	507,039
Long-term debt	165,000	165,500
Partners’ equity	306,062	307,579

Selected results of operations data for each of the quarters in the years ended December 31, 2009 and 2008 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Revenues	$34,402	$35,849	$—	$—	$70,251
Direct operating costs and expenses	(15,544)	(15,430)	—	—	(30,974)
Direct general and administrative expenses	(1,099)	(705)	—	—	(1,804)
Allocated general and administrative expenses	(2,510)	(2,510)	—	—	(5,020)
Allocated insurance expense	(725)	(725)	—	—	(1,450)
Reimbursement of bonus awards	(309)	(309)	—	—	(618)
Depreciation and amortization	(6,355)	(6,450)	—	—	(12,805)
Gain on disposition of assets	—	1	—	—	1
Operating income	7,860	9,721	—	—	17,581
Other expense, net	(1,438)	(1,812)	—	—	(3,250)
Net earnings	$6,422	$7,909	$—	$—	$14,331

	Three months ended				Year ending
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008
Revenues	$33,824	$35,092	$35,204	$34,020	$138,140
Direct operating costs and expenses	(15,467)	(15,320)	(16,331)	(14,732)	(61,850)
Direct general and administrative expenses	(1,073)	(1,317)	(705)	(1,043)	(4,138)
Allocated general and administrative expenses	(2,507)	(2,508)	(2,508)	(2,507)	(10,030)
Allocated insurance expense	(713)	(704)	(708)	(710)	(2,835)
Reimbursement of bonus awards	(375)	(375)	(375)	(375)	(1,500)
Depreciation and amortization	(5,733)	(5,772)	(5,794)	(6,017)	(23,316)
Gain on disposition of assets, net	—	—	—	2	2
Operating income	7,956	9,096	8,783	8,638	34,473
Other expense, net	(1,754)	(1,471)	(1,819)	(3,831)	(8,875)
Net earnings	$6,202	$7,625	$6,964	$4,807	$25,598

ATTACHMENT B

ADJUSTED OPERATING SURPLUS

During the subordination period, the common units will have the right to receive distributions in an amount equal to the minimum quarterly distribution of $0.40 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units, before any distributions will be made on the subordinated units.  Conversion of subordinated units to common units will occur in the future only if, in addition to other requirements, we generate Adjusted Operating Surplus, as defined in the partnership agreement, equal to or greater than the minimum distribution requirement on all common units, subordinated units and the general partner interest.  The following summarizes our Adjusted Operating Surplus generated during the periods indicated (in thousands):

	April 1, 2009 through June 30, 2009	January 1, 2009 through June 30, 2009

Net earnings	$7,909	$14,331
Depreciation and amortization	6,450	12,805
Amounts due under long-term terminaling services agreements, net	(386)	(864)
Payments received upon completion of reimbursable projects	6,528	10,158
Amortization of deferred revenue—reimbursable projects	(562)	(888)
Unrealized loss on derivative instrument	263	266
Capitalized interest cost	(139)	(440)
Amortization of deferred equity-based compensation	31	54
Distributions paid to holders of restricted phantom units	(9)	(18)
Cash paid for repurchase of common units	(38)	(58)
Maintenance capital expenditures	(785)	(2,278)
Reserve	(6,248)	(9,702)
“Adjusted Operating Surplus” generated during the period	$13,014	$23,366

Actual distribution for the period on all common units, subordinated units and the general partner interest	$7,959	$15,918

Minimum distribution for the period on all common units, subordinated units and the general partner interest	$5,079	$10,158

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 9, 2009.

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